Exhibit (d)(4)

ETFIS SERIES TRUST I

SECOND AMENDMENT TO THE

ADVISORY AGREEMENT

THIS SECOND AMENDMENT dated as of the 16th day of October, 2015, to the Advisory Agreement, dated as of June 4, 2015 (the “Advisory Agreement”), is entered into by and between ETFIS SERIES TRUST I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and Virtus ETF Advisers LLC (formerly Etfis Capital LLC), a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Adviser”).

WHEREAS, each of the Trust and the Adviser is a party to the Advisory Agreement; and

WHEREAS, each of the Trust and the Adviser desires to amend Schedule A to the Advisory Agreement to reflect the addition of ActiveAlts Contrarian ETF (the “Fund”) as a new series of the Trust and the engagement of the Adviser to act as investment adviser for the Fund;

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Advisory Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Except to the extent amended hereby, the Advisory Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFIS SERIES TRUST I		VIRTUS ETF ADVISERS LLC

By:	/s/ William J. Smalley	By:	/s/ Brinton W. Frith
	William J. Smalley, President		Brinton W. Frith, President

Exhibit A

SCHEDULE A

to the

ADVISORY AGREEMENT

between

ETFIS SERIES TRUST I

and

ETFIS CAPITAL LLC

(As of October 16, 2015)

As compensation for the Adviser’s services rendered, the Adviser shall be entitled to a fee, computed daily at an annual rate based on the greater of (1) the minimum fee or (2) the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Minimum Fee	Rate
InfraCap REIT Preferred ETF	$25,000	0.075%

Tuttle Tactical Management Multi-Strategy Income ETF	$15,000	0.075%

Newfleet Multi-Sector Unconstrained Bond ETF	$0	0.700%

Reaves Utilities ETF	$30,000	0.075%

The Credit Strategist High Yield Opportunities Fund	$25,000	0.075%

ActiveAlts Contrarian ETF	$0	0.060%